EXHIBIT 2

VOTING AND SUPPORT AGREEMENT

THIS VOTING AND SUPPORT AGREEMENT (this “Agreement”) is made and entered into as of October 31, 2019, by and between Contango Oil & Gas Company, a Texas corporation (“Contango”), LKCM Investment Partnership, L.P., a Texas limited partnership (“LIP”), and LKCM Investment Partnership II, L.P., a Texas limited partnership (“LIP2”). Each of LIP and LIP2 is referred to herein as a “Holder”.

WITNESSETH:

WHEREAS, the board of directors of Contango (the “Board”) has approved (i) an amendment to the Certificate of Formation of Contango (the “Charter Amendment”) to increase the number of authorized shares of common stock, par value $0.04 per share (“Common Stock”), of Contango by up to an additional 100,000,000 shares following approval by the shareholders of Contango of such amendment (the “Amendment Proposal”) and (ii) the issuance of shares of Common Stock upon conversion of Series A Contingent Convertible Preferred Stock, par value $0.04 per share, of Contango and the issuance of such shares of Common Stock, which such issuance may constitute a change of control of Contango under Section 713(b) of the NYSE American rules (the “Conversion Proposal” and, together with the Amendment Proposal, the “Proposals”);

WHEREAS, as of the date hereof, LIP and LIP2 are the beneficial owners (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of 4,315,894 and 171,000 shares of Common Stock, respectively; and

WHEREAS, each Holder believes it is in the best interest of Contango to approve the Proposals and has agreed to enter into this Agreement.

NOW, THEREFORE, intending to be legally bound, the parties hereto agree as follows:

1. Certain Definitions. For all purposes of and under this Agreement, the following terms shall have the following respective meanings:

(a) “Business Day” means any day other than a Saturday, Sunday, any federal legal holiday or day on which banking institutions in the State of Texas are authorized or required by law or other governmental action to close.

(b) “Expiration Date” shall mean the earlier of (i) the first date upon which both shareholder approval of the Proposals has been obtained and the Charter Amendment has become effective and (ii) the date that is six months after the date hereof.

(c) “Law” means any federal, state, local or foreign order, writ, injunction, judgment, settlement, award, decree, statute, law (including common law), rule or regulation.

(d) “Lien” means any mortgage, claim, encumbrance, pledge, lien (statutory or otherwise), security agreement, conditional sale or trust receipt or a lease, consignment or bailment, preference or priority, assessment, deed of trust, charge, easement, servitude or other encumbrance upon or with respect to any property of any kind.

(e) “Person” means any individual, corporation, company, voluntary association, partnership, joint venture, trust, limited liability company, unincorporated organization, government or any agency, instrumentality or political subdivision thereof, or any other form of entity.

(f) “Subject Shares” shall mean, without duplication, (i) all shares of Common Stock of which each Holder is the record or beneficial owner as of the date hereof, which total 4,486,894 shares of Common Stock in the aggregate, (ii) all shares of Common Stock issuable upon conversion, exercise or exchange of options, warrants and/or other rights to acquire shares of Common Stock of which such Holder is the record or beneficial owner as of the date hereof, and (iii) all additional shares of Common Stock, and all additional shares of Common Stock issuable upon conversion, exercise or exchange of options, warrants and/or other rights to acquire shares of Common Stock, in each case of which such Holder acquires record or beneficial ownership during the period from the date of this Agreement through the Expiration Date (including by way of share dividend or distribution, split-up, recapitalization, combination, exchange of shares and the like).

(g) “Transfer” A Person shall be deemed to have effected a “Transfer” of Subject Shares if such Person directly or indirectly (i) sells, pledges, assigns, grants an option with respect to, transfers, tenders or disposes (by merger, by testamentary disposition, by operation of Law or otherwise) of such Subject Shares or any interest in such Subject Shares, (ii) creates or permits to exist any Liens, other than restrictions imposed by applicable Law or pursuant to this Agreement, (iii) deposits any Subject Shares into a voting trust or enters into a voting agreement or arrangement or grants any proxy, power of attorney or other authorization with respect thereto that is inconsistent with this Agreement, or (iv) agrees or commits (whether or not in writing) to take any of the actions referred to in the foregoing clauses (i) through (iii).

2. Transfer Restrictions. From the date hereof until the Expiration Date, each Holder shall not Transfer (or cause or permit the Transfer of) any of its Subject Shares, or enter into any agreement relating thereto, except with Contango’s prior written consent and in Contango’s sole discretion.

3. Agreement to Vote Subject Shares.

(a) At every meeting of the shareholders of Contango, however called, and at every adjournment or postponement thereof (each, a “Meeting”), and on every action or approval by written consent of the shareholders of Contango, each Holder agrees, unconditionally and irrevocably, to the extent not voted by the Person(s) named (or otherwise appointed in the manner set forth in) in any proxy statement or information statement, as applicable, or to cause the holder of record on any applicable record date to, vote (or cause to be voted) all Subject Shares that are then beneficially owned by such Holder and entitled to vote or act by written consent:

(i) in favor of the approval of the Amendment Proposal, and in favor of any other matters presented or proposed as to approval of the Amendment Proposal;

(ii) in favor of the approval of the Conversion Proposal, and in favor of any other matters presented or proposed as to approval of the Conversion Proposal;

(iii) in favor of the approval of any proposal to adjourn or postpone the Meeting to a later date, if there are not sufficient votes for the approval of the Proposals on the date on which such Meeting is held; and

(iv) against approval of any proposal made in opposition to, in competition with, or inconsistent with, the Proposals.

Each Holder agrees, unconditionally and irrevocably, to deliver or cause to be delivered such written consent within two Business Days of the date of this Agreement (unless another time shall be agreed to by Contango and such Holder).

(b) Any vote required to be cast pursuant to this Section 3 shall be cast by each Holder or at the direction of such Holder, as applicable, in accordance with such procedures relating thereto so as to ensure that it is duly counted, including for purposes of determining whether a quorum is present.

(c) Except as provided herein, each Holder shall not (i) enter into any agreement or understanding with any Person to vote or give instructions in any manner inconsistent with the terms of this Section 3, (ii) grant at any time while this Agreement remains in effect, a proxy, consent or power of attorney with respect to the Subject Shares inconsistent with the terms of this Section 3 or (iii) take any action that would make any representation or warranty of such Holder contained herein untrue or incorrect or have the effect of preventing or disabling such Holder from performing any of its obligations under this Agreement.

(d) The obligations of each Holder specified in Section 3(a) shall apply whether or not any action described above is recommended by the Board (or any committee thereof), for so long as this Agreement is in effect.

4. Irrevocable Proxy.

(a) Solely in the event of a failure by a Holder to act in accordance with such Holder’s obligations as to voting pursuant to Section 3(a) prior to the termination of this Agreement and without in any way limiting any of such Holder’s right to vote the Subject Shares in its sole discretion on any other matters that may be submitted to a shareholder vote, consent or other approval, such Holder hereby grants an irrevocable proxy (the “Proxy”) appointing Contango as such Holder’s attorney-in-fact and proxy, with full power of substitution, for and in such Holder’s name, to vote, express consent or dissent, or otherwise to utilize such voting power in the manner contemplated by Section 3 above as Contango or its proxy or substitute shall, in Contango’s sole discretion, deem proper with respect to the Subject Shares.

(b) Each Holder hereby represents that any proxies heretofore given in respect of the Subject Shares, if any, are revocable, and hereby revokes such proxies.

(c) Each Holder hereby affirms that its Proxy set forth in this Section 4 is given to secure the performance of the duties of such Holder under this Agreement. Each Holder hereby further affirms that its Proxy is coupled with an interest in consideration of Contango entering into this Agreement and incurring certain related fees and expenses and, except as set forth in Section 4(d) or in Section 11 hereof, is intended to be irrevocable. All authority conferred hereby shall survive the death, incapacity of or the appointment of any liquidator, receiver, trustee, special manager or any other court appointed officer for a Holder and shall be binding upon the heirs, estate, administrators, receivers, liquidators, trustees, special managers, personal representatives, successors and assigns of such Holder.

(d) Contango hereby acknowledges and agrees that the Proxy set forth in this Section 4 shall not be exercised to vote, consent or act on any matter except as specifically contemplated by Section 3 above and Contango agrees not to exercise the Proxy granted herein for any purpose other than the purposes described in Section 3. The Proxy set forth in this Section 4 shall be revoked, terminated and of no further force or effect automatically without further action upon the termination of this Agreement.

5. Update of Beneficial Ownership Information. Each Holder shall promptly (and in any event within two Business Days after such acquisition) notify Contango of the number of Subject Shares acquired by such Holder following the date hereof and prior to the Expiration Date and the updated number of Subject Shares beneficially owned by such Holder as of immediately following such acquisition.

6. Representations and Warranties of Holder. Each Holder hereby severally, and not jointly, represents and warrants to Contango as follows:

(a) Power; Organization; Binding Agreement. Such Holder has full power and authority to execute and deliver this Agreement and its Proxy, to perform such Holder’s obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by such Holder, and, assuming this Agreement constitutes a valid and binding obligation of Contango, constitutes a valid and binding obligation of such Holder, enforceable against such Holder in accordance with its terms, except that such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity.

(b) No Conflicts. None of the execution and delivery by such Holder of this Agreement, the performance by such Holder of its obligations hereunder or the consummation by such Holder of the transactions contemplated hereby will (i) result in a violation or breach of any agreement to which such Holder is a party or by which such Holder may be bound, including any voting agreement or voting trust or (ii) violate any applicable Law.

(c) Ownership of Subject Shares. Such Holder (i) is the beneficial owner of the Subject Shares, all of which are free and clear of any Liens (except any Liens arising under securities Laws or Liens that are not material to such Holder’s performance of its obligations under this Agreement) and (ii) no Person (other than such Holder) has a right to acquire any of the Subject Shares held by such Holder.

(d) Voting Power. Such Holder has sole voting power, power of disposition, power to issue instructions with respect to the matters set forth herein, and power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Subject Shares, with no limitations, qualifications or restrictions on such rights, subject to applicable federal securities laws and those arising under the terms of this Agreement.

(e) Consents and Approvals. The execution and delivery of this Agreement by such Holder does not, and the performance by such Holder of its obligations under this Agreement and the consummation by it of the transactions contemplated hereby will not, require such Holder to obtain any consent, approval, authorization or permit of, or to make any filing with or notification to, any governmental entity, except in each case for filings with the Securities and Exchange Commission (“SEC”) by such Holder or where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings and notifications, would not, either individually or in the aggregate, prevent or delay the performance by such Holder of any of its obligations hereunder.

(f) Absence of Litigation. As of the date hereof, there is no litigation or other proceeding pending or, to the knowledge of such Holder, threatened against or affecting such Holder or any of its affiliates before or by any governmental entity that would reasonably be expected to impair the ability of such Holder to perform its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

7. Certain Restrictions. Each Holder agrees that such Holder will not (in such Holder’s capacity as a shareholder of Contango) bring, commence, institute, maintain, prosecute or voluntarily aid any legal action or proceeding, which (i) challenges the validity of or seeks to enjoin the operation of any provision of this Agreement, (ii) alleges that the execution and delivery of this Agreement or the approval by the Board of the Amendment Proposal and the transactions contemplated by the Conversion Proposal breach any fiduciary duty of the Board or any member thereof or (iii) would reasonably be expected to restrict or otherwise affect such Holder’s legal power, authority and ability to comply with and perform the covenants and obligations of such Holder under this Agreement.

8. Disclosure. Each Holder shall permit Contango to publish and disclose in all documents and schedules filed with the SEC such Holder’s identity and ownership of Subject Shares and the nature of such Holder’s commitments, arrangements and understandings under this Agreement.

9. No Ownership Interest. Except as provided in this Agreement, nothing contained in this Agreement shall be deemed to vest in Contango any direct or indirect ownership or incidence of ownership of or with respect to any Subject Shares. Except as provided in this Agreement, all rights, ownership and economic benefits relating to the Subject Shares shall remain vested in and belong to each Holder.

10. Further Assurances. Subject to the terms and conditions of this Agreement, upon request of Contango, each Holder shall use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary to fulfill such Holder’s obligations under this Agreement.

11. Termination. This Agreement and each Holder’s Proxy, and all rights and obligations of the parties hereunder and thereunder, shall terminate and shall have no further force or effect as of the Expiration Date. Notwithstanding anything to the contrary in this Agreement, nothing set forth in this Section 11 or elsewhere in this Agreement shall relieve any party hereto from liability, or otherwise limit the liability of any party hereto, for any willful breach of this Agreement prior to such termination.

12. Miscellaneous.

(a) Amendment or Supplement; Waiver. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each of the parties in interest at the time of the amendment. At any time prior to the Expiration Date, any party may, to the extent permitted by and subject to applicable Law, waive compliance with any of the agreements or conditions of the other parties contained herein. Any agreement on the part of a party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such party. No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder.

(b) Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (i) on the date of delivery if delivered personally, or if by e-mail, upon written confirmation of receipt by e-mail or otherwise, (ii) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (iii) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

If to Contango:

Contango Oil & Gas Company

717 Texas Avenue, Suite 2900

Houston, Texas 77002

Attention: E. Joseph Grady

E-mail: jgrady@contango.com

with a copy (which shall not constitute notice) to:

Gibson, Dunn & Crutcher LLP

811 Main Street, Suite 3000

Houston, Texas 77002

Attention: Hillary Holmes

E-mail: hholmes@gibsondunn.com

If to a Holder:

LKCM Investment Partnership, L.P.

301 Commerce Street, Suite 1600

Fort Worth, Texas 76102

Attention: Jacob D. Smith, General Counsel

E-mail: jsmith@lkcm.com

LKCM Investment Partnership II, L.P.

301 Commerce Street, Suite 1600

Fort Worth, Texas 76102

Attention: Jacob D. Smith, General Counsel

E-mail: jsmith@lkcm.com

(c) Interpretation. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. The word “including” and words of similar import when used in this Agreement will mean “including, without limitation,” unless otherwise specified. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to the Agreement as a whole and not to any particular provision in this Agreement. The term “or” is not exclusive. The word “will” shall be construed to have the same meaning and effect as the word “shall.” References to days mean calendar days unless otherwise specified.

(d) Entire Agreement. This Agreement and the Proxy constitute the entire agreement, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings, among the parties with respect to the subject matter hereof and thereof.

(e) No Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement.

(f) Governing Law. This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal laws of the State of Texas, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of Texas.

(g) Submission to Jurisdiction. Each of the parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by any party or its affiliates against any other party or its affiliates shall be brought and determined in the state courts located in Harris County, Texas; provided, however, that if jurisdiction is not then available in the state courts located in Harris County, Texas, then any such legal action or proceeding may be brought in any federal court located in the State of Texas. Each of the parties hereby irrevocably submits to the jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby. Each of the parties agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in Texas, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Texas as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (i) any claim that it is not personally subject to the jurisdiction of the courts in Texas as described herein for any reason, (ii) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) that (A) the suit, action or proceeding in any such court is brought in an inconvenient forum, (B) the venue of such suit, action or proceeding is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

(h) Assignment; Successors. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by each Holder without the prior written consent of Contango, and any such assignment without such prior written consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

(i) Specific Performance. The parties agree that irreparable damage would occur in the event that the parties hereto do not perform the provisions of this Agreement in accordance with its terms or otherwise breach such provisions. Accordingly, prior to the Expiration Date, the parties acknowledge and agree that each party shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the state courts located in Harris County, Texas; provided, however, that if jurisdiction is not then available in the state courts of the State of Texas, then in any federal court located in the State of Texas, this being in addition to any other remedy to which such party is entitled at law or in equity. Each of the parties hereby further waives (i) any defense in any action for specific performance that a remedy at law would be adequate and (ii) any requirement under any Law to post security as a prerequisite to obtaining equitable relief.

(j) Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

(k) Fees and Expenses. All fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees or expenses.

(l) Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

(m) Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

(n) Facsimile or .pdf Signature. This Agreement may be executed by facsimile or .pdf signature and a facsimile or .pdf signature shall constitute an original for all purposes.

(o) No Presumption Against Drafting Party. Each party hereto acknowledges that each party to this Agreement has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

[Remainder of Page Intentionally Left Blank; Signature Pages Follow]

IN WITNESS WHEREOF, the undersigned have executed and caused to be effective this Agreement as of the date first above written.

LKCM Investment Partnership, L.P.

By:	LKCM Investment Partnership GP, LLC, its general partner

By:	/s/ J. Luther King, Jr.
Name:	J. Luther King, Jr.
Title:	President

LKCM Investment Partnership II, L.P.

By:	LKCM Investment Partnership GP, LLC, its general partner

By:	/s/ J. Luther King, Jr.
Name:	J. Luther King, Jr.
Title:	President

CONTANGO OIL & GAS COMPANY

By:	/s/ E. Joseph Grady
Name:	E. Joseph Grady
Title:	Senior Vice President and Chief Financial Officer